Filed pursuant to Rule 424(b)(3)
                                      Registration Statement File No. 333-135636


               PROSPECTUS SUPPLEMENT NO. 5 DATED DECEMBER 18, 2006
                     TO PROSPECTUS DATED SEPTEMBER 15, 2006

                                   22,629,143
                                  Common Shares

                         TIDELANDS OIL & GAS CORPORATION
                   1862 W. Bitters Rd., San Antonio, TX 78248

                      The Resale of Shares of Common Stock

This Prospectus Supplement No. 5 supplements our Prospectus dated September 15, 2006, as supplemented by Prospectus Supplement No. 1 dated September 29, 2006, Prospectus Supplement No. 2 dated October 25, 2006, Prospectus Supplement dated November 21, 2006 and Prospectus Supplement No. 4 dated December 8, 2006. The shares that are the subject of this Prospectus have been registered to permit their resale to the public by the selling stockholders named in the Prospectus. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. You should read this Prospectus Supplement No. 5 together with Prospectus Supplements Nos. 1, 2, 3 and 4.

This Prospectus Supplement includes the following:

     o Our Current Report on Form 8-K/A dated December 8, 2006, which was filed with the Securities and Exchange Commission on December 18, 2006.

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

We may amend or supplement this Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make your investment decision.

This Prospectus Supplement is incorporated by reference into the Prospectus, and all terms used herein will have the meaning assigned to them in the Prospectus. See "Risk Factors" beginning on page 5 of the accompanying Prospectus for a description of certain factors that should be considered by prospective Investors.

Our shares of common stock are quoted on the NASD Over-the-Counter Electronic Bulletin Board under the symbol TIDE. These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of the Prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is December 18, 2006.

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 8-K/A


                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                     OF THE SECURITIES EXCHANGE ACT OF 1934


                        Date of Report: December 8, 2006



                         TIDELANDS OIL & GAS CORPORATION
                         -------------------------------
             (Exact Name of registrant as specified in its Charter)




       Nevada                          0-29613                    66-0549380
----------------------           ------------------            ---------------
State of Incorporation           Commission File No.           I.R.S. Employer
                                                             Identification No.

1862 West Bitters Rd. San Antonio, TX                               78248
-----------------------------------------                      ---------------
(Address of principal executive offices)                         (Zip Code)



Registrant's telephone number,( 210 )  764  -   8642
                               -----  -----    ------



                     (Registrant's former name and address)




Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions below:

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240-14d-2(b))
[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 8.01   Other Events

Tidelands Oil & Gas Corp., (the "Company") and Michael Ward, the Company's former President, CEO and member of the board of directors, have entered into the formal written documentation (the "Agreement") as described in the 8-K Current Report filed on December 11, 2006.

The summary of the key terms of the Agreement are set forth below and are qualified

     (1) Mr. Ward has agreed to execute documents as may be reasonably requested by the Company to formalize and finalize his resignations from the Company and its subsidiaries.

     (2) Mr. Ward has agreed to repay the following obligations owed to the Company, on, or before December 31, 2006:

          (a) The airplane note outstanding principal and all accrued interest to the date of the payment. The total amount due as of December 15, 2006 is $286,810.36.

          (b) The stock subscription amended promissory note dated September 15, 2005 in the original principal amount of $110,000. The total amount due as of December 15, 2006 is $122,375.

          (c) Other amounts due to the Company for unpaid expense advances totaling $428.55.

     (3) Mr. Ward will bring current and assume all Company obligations with regard to the SBC Center Terrace Suite License Agreement between the Company and the San Antonio Spurs, LLC dated June 1, 2004 (the "Skybox Agreement"). The Company agrees to assign all of its rights under the Skybox Agreement to Mr. Ward. The parties acknowledged that the Skybox Agreement is assignable only with the consent of the San Antonio Spurs, LLC. Mr. Ward will use his best efforts to obtain the assignment with a full release of the Company from its obligations under the Skybox Agreement. If Mr. Ward is unable to obtain a full release of the Company from the Skybox Agreement, then the Company assignment of the Skybox Agreement will contain a security interest in favor of the Company giving it the right to retake possession of the premises.

     (4) The Company will issue Mr. Ward Five Hundred (500,000) Company common shares under the terms of his Employment Agreement. The stock will be subject to a security interest in favor of the Company to secure the assignment of the Skybox Agreement. If the Skybox Agreement is not assigned to Mr. Ward on, or before December 31, 2006, these shares will be returned to the Company.

     (5) The Company will pay Mr. Ward the total sum of $134,415.72 representing six (6) months salary, plus COBRA payments for the same period of time, commencing January 1, 2007 according to the Company's payroll schedule. In the event, that Mr. Ward is unable to secure an assignment of the Skybox Agreement on, or before January 31, 2007, as contemplated by the Agreement, the salary and COBRA payments may be suspended by the Company until the contemplated assignment is completed.

     (6) The Company granted Mr. Ward a two-year right of first refusal to meet or exceed any offer by a third party which is acceptable to the board of directors, and if required, by law, the bylaws and, or the shareholders, for the purchase of Sonterra Energy Corporation and, or Tidelands Exploration and Production, Inc. subsidiaries.

     (7) The Company will entertain an offer, which may be made by Mr. Ward or an investor group to acquire Sonterra Energy Corporation and Tidelands Exploration & Production, Inc. subsidiaries. The Company will grant Mr. Ward a two year first right of refusal to meet or exceed any offer from a third party for either or both of these subsidiaries.

Qualification of Contents of the Agreement Summary:
---------------------------------------------------

     The foregoing paragraphs contain a limited summary of the key terms of the Agreement. The summary is qualified in its entirety by the terms and conditions of the Agreement which has been attached to this Current Report as Exhibit 10.

Item 9.01   Financial Statements and Exhibits

Exhibit No.    Description

10 Agreement between Tidelands Oil & Gas Corporation and Michael Ward dated December 8, 2006

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                 TIDELANDS OIL & GAS CORPORATION
Dated: December 18, 2006


                                                 /s/ James B. Smith
                                                 -------------------------------
                                                 By: James B. Smith
                                                 Title: President, CEO